Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN INC. Reports First Quarter 2015 Results

— Company Announces Completion of Omni-Channel ‘Endless Aisle’ Implementation at All Ann Taylor and LOFT Stores —

— Provides Outlook for the Fiscal Second Quarter and Updates Full Year 2015 —

New York, NY, May 22, 2015 – ANN INC. (NYSE: ANN) today reported results for the fiscal first quarter of 2015 ended May 2, 2015. The Company also provided its outlook for the second quarter and updated its outlook for the full year of fiscal 2015.

For the first quarter of fiscal 2015, the Company reported GAAP earnings per diluted share of $0.29, compared with $0.11 per diluted share in the first quarter of fiscal 2014. Excluding the $0.08 per diluted share impact of a $6.4 million pre-tax restructuring charge recorded during the first quarter of fiscal 2015, earnings per diluted share would have been $0.37. This compares with first quarter 2014 earnings per diluted share of $0.33, which excludes the $0.22 per diluted share impact of a $17.3 million pre-tax restructuring charge recorded during the 2014 period.

Kay Krill, President and Chief Executive Officer, commented, “ANN INC. delivered bottom-line results for the quarter that exceeded our expectations. We were able to achieve these results, despite softer-than-anticipated gross margin performance, through continued effective management of expenses.

“The results reflected a weak February but positive comparable sales performance at both Ann Taylor and LOFT in the combined March and April period, as clients responded positively to our new Spring assortments that coincided with the onset of warmer weather.

“Overall, we continue to focus on delivering meaningful growth on both the top and bottom lines as the year progresses. We are excited about the product and merchandising strategies we have underway, as well as our progress towards further enhancing the brand experience for our clients across multiple touchpoints. We’re very pleased with the early completion of our endless aisle roll-out, which further enhances our strong omni-channel capabilities. In addition, we look forward to the contributions from our other strategic initiatives, including our Supply Chain Initiative, SG&A Optimization Program and the growth of Lou & Grey, as we continue to take steps to grow our business and increase profitability,” Ms. Krill concluded.

Fiscal 2015 First Quarter Results

Total net sales for the first quarter of fiscal 2015 were $597.7 million, compared with net sales of $590.6 million in the first quarter of fiscal 2014. By brand, net sales across all channels of the Ann Taylor brand totaled $211.3 million in the first quarter of 2015, compared with net sales of $219.9 million in the first quarter of 2014. At the LOFT brand, net sales across all channels were $386.4 million in the first quarter of 2015, compared with net sales of $370.6 million in the first quarter of 2014.

Total Company comparable sales for the quarter decreased 1.5%. At Ann Taylor, total brand comparable sales declined 3.0%, reflecting an increase of 2.6% at Ann Taylor, which includes Ann Taylor stores and

anntaylor.com, and a decline of 14.5% in the Ann Taylor Factory channel. At LOFT, total brand comparable sales declined 0.6%, reflecting decreases of 0.7% at LOFT, which includes LOFT stores and LOFT.com, and 0.2% in the LOFT Outlet channel. (Please refer to Table 3 for a breakdown of sales by brand and channel.)

Gross margin, as a percentage of net sales, was 52.3%, versus the 53.4% gross margin rate achieved in the first quarter of 2014. The overall decrease in gross margin rate performance was primarily driven by a decline in merchandise gross margin rate, which was negatively impacted by continued traffic challenges and the highly competitive retail environment, as well as soft product performance at Ann Taylor Factory and in select categories at LOFT, all of which caused us to be more promotional than planned in order to clear through inventory.

Selling, general and administrative expenses for the first quarter of 2015 were $283.7 million, versus $288.7 million reported in the first quarter of 2014. As a percentage of net sales, selling, general and administrative expenses were 47.5%, a 140 basis-point improvement compared to the first quarter of 2014, primarily reflecting a reduction in overall store operating expenses due, in part, to the initial benefits of our SG&A Optimization Program as well as savings resulting from our first quarter 2014 strategic realignment, partially offset by an increase in performance-based compensation expense.

The Company recorded a pre-tax restructuring charge of $6.4 million during the first quarter of 2015 in connection with its previously-announced Supply Chain Initiative and SG&A Optimization Program. This compares with a pre-tax restructuring charge of $17.3 million recorded during the first quarter of 2014 in connection with the Company’s previously announced strategic realignment.

During the first quarter of 2015, the Company reported operating income of $22.6 million on a GAAP basis, compared with GAAP operating income of $9.2 million in the first quarter of 2014. Excluding the aforementioned restructuring charge, operating income in the first quarter of 2015 would have been $29.0 million. This compares with operating income of $26.5 million in the first quarter of 2014, which excludes the aforementioned first quarter 2014 restructuring charge.

Net income for the first quarter of 2015 was $13.6 million, or $0.29 per diluted share, on a GAAP basis, compared to $5.2 million, or $0.11 per diluted share, in the first quarter of 2014. Excluding the $3.7 million, or $0.08 per diluted share, after-tax effect of the first quarter 2015 restructuring charge, net income would have been $17.3 million, or $0.37 per diluted share. This compares with adjusted net income of $15.4 million, or $0.33 per diluted share, in the first quarter of 2014, which excludes the $10.2 million, or $0.22 per diluted share, after-tax effect of the first quarter 2014 restructuring charge.

The Company ended the quarter with approximately $176 million in cash.

Total inventory per square foot at the end of the first quarter increased 3% versus year-ago, reflecting a decrease of 10% at Ann Taylor and increases of 13% at LOFT and 1% in the factory-outlet channel. The decrease at Ann Taylor reflects an overall decrease in unit inventory per square foot. The increase at LOFT primarily reflects a shift in the timing of receipts as compared to the first quarter of 2014, without which, inventory per square foot at LOFT would have been flat.

During the first quarter of fiscal 2015, the Company opened eight new stores, comprised of two Ann Taylor Factory stores, four LOFT stores, one LOFT Outlet store and one Lou & Grey store, and closed three Ann Taylor stores and one LOFT store. Our total store count at the end of the fiscal first quarter of 2015 was 1,034, comprised of 242 Ann Taylor stores, 118 Ann Taylor Factory stores, 540 LOFT stores, 128 LOFT Outlet stores and six Lou & Grey stores.

Update

As previously reported on May 18, 2015, ascena retail group (NASDAQ: ASNA) and ANN INC. (NYSE: ANN) announced that they have entered into a definitive merger agreement under which ascena will acquire ANN INC. for a combination of cash and stock in an accretive transaction.

Upon closing, ANN INC. stockholders will receive $37.34 in cash and 0.68 of a share of ascena common stock in exchange for each share of ANN common stock. At closing of the transaction, ANN INC. stockholders will own approximately 16% of ascena. The transaction is expected to close in the second half of 2015, subject to customary closing conditions, including, among other things: the expiration or early termination of the waiting period under the Hart-Scott-Rodino (HSR) Antitrust Improvements Act of 1976 and approval of the merger by the holders of a majority of the outstanding shares of ANN INC. The transaction does not require approval by ascena stockholders.

Outlook for Fiscal Second-Quarter and Full-Year 2015

Excluding the potential impact of the aforementioned transaction with ascena, the Company expects the following for the fiscal second quarter of 2015:

•	Total net sales to be $660 million, reflecting total Company comparable sales that are slightly positive compared to the fiscal second quarter of 2014;

•	Gross margin rate performance to be 51.5%;

•	Selling, general and administrative expenses to be $285 million;

•	The effective tax rate to be 41%; and,

•	Weighted average diluted shares outstanding for the quarter of approximately 46.5 million shares, which includes the effect of participating securities.

Excluding the potential impact of the aforementioned transaction with ascena, the Company expects the following for the full year fiscal 2015:

•	Total net sales to be $2.560 billion, reflecting a total Company comparable sales increase in the low-single digits;

•	Gross margin rate performance to be 51.5%;

•	Total SG&A expenses to be $1.160 billion, including approximately $20 million of targeted savings in fiscal 2015 associated with the Company’s aforementioned SG&A optimization program;

•	An effective tax rate of 40.5%;

•	Weighted average diluted shares outstanding for the year of approximately 46.5 million shares, which includes the effect of participating securities; and,

•	Capital expenditures to be approximately $85 million.

•	Total weighted average square footage for fiscal 2015 is expected to remain approximately flat with 2014, reflecting the opening of approximately 40 new stores, offset by the impact of approximately 35 store closures. The Company expects to have approximately 1,035 stores at fiscal year-end.

The Company expects to maintain its healthy balance sheet, including a conservative approach to inventory management throughout Fiscal 2015.

About ANN INC.

ANN INC. is the parent Company of Ann Taylor and LOFT, two of the leading women’s specialty retail fashion brands in North America. As of May 2, 2015, the Company operated 1,034 Ann Taylor, Ann Taylor Factory, LOFT, LOFT Outlet and Lou & Grey stores in 47 states, the District of Columbia, Puerto Rico and Canada. Our Ann Taylor and LOFT brands are also available online in more than 100 countries worldwide at AnnTaylor.com and LOFT.com or at our LOFT franchise stores in Mexico. Visit ANNINC.com for more information (NYSE: ANN).

Investor Contact:	Press Contact:

Judith Lord	Catherine Fisher
Vice President, Investor Relations	Vice President, Corporate Communications
ANN INC.	ANN INC.
212-541-3300 ext. 3598	212-541-3300 ext. 2199

Forward-Looking Statements

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use words such as “expects,” “anticipates,” “plans,” “intends,” “projects,” “may,” “believes,” “seeks,” “estimates” and variations of such words and similar expressions, which generally are not historical in nature. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to anticipate and respond to changing client preferences and fashion trends and provide a balanced assortment of merchandise that satisfies client demands in a timely manner;

•	the effectiveness of the Company’s brand awareness and marketing programs, its ability to maintain brand image, engage new and existing clients, drive traffic to its stores and websites and gain market share;

•	the effect of competitive pressures from other retailers as well as structural headwinds in the specialty retail sector;

•	the Company’s reliance on key management and its ability to hire, retain and develop qualified associates as well as ensure that the Company has the appropriate organizational structure and processes in place to achieve its strategic initiatives;

•	the Company’s reliance on third-party manufacturers and key vendors, including operational risks such as reduced production capacity and flexibility, errors in complying with merchandise specifications, insufficient quality control and failure to meet production deadlines;

•	the Company’s dependence on its Louisville distribution center and third-party distribution and transportation providers;

•	the Company’s reliance on foreign sources of production and the associated risks of doing business in foreign markets;

•	the impact of fluctuations in sourcing costs, in particular, increases in the costs of raw materials, labor and transportation;

•	the Company’s ability to manage inventory levels and changes in merchandise mix as well as optimize the operational aspects of its omni-channel fulfillment strategy;

•	the Company’s ability to successfully optimize implementation of its omni-channel retail strategy and maintain a relevant and reliable omni-channel experience for its clients;

•	the impact of a privacy breach and the resulting effect on the Company’s business and reputation;

•	the Company’s ability to successfully execute brand goals, objectives and new concepts and strategies, including international expansion;

•	the Company’s ability to successfully manage its Internet business and deliver an integrated omni-channel shopping experience to its clients;

•	the Company’s ability to successfully upgrade and maintain its information systems in a timely and secure manner to support the needs of the organization and to operate in accordance with its business continuity plan in the event of a disruption;

•	the Company’s ability to successfully manage store growth and optimize the productivity and profitability of its store portfolio;

•	the Company’s dependence on shopping malls and other retail centers to attract clients and the impact of potential consolidation of commercial and retail landlords on the Company’s ability to negotiate favorable rental terms;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights;

•	a significant change in the regulatory environment applicable to the Company’s business and the Company’s ability to comply with legal and regulatory requirements;

•	the effect of general economic conditions on consumer spending and the Company’s liquidity and capital resources;

•	the failure by independent manufacturers to comply with the Company’s social compliance program requirements or applicable laws and regulations;

•	the impact of fluctuations in sales and profitability on the Company’s stock price;

•	the potential impact of natural disasters, extreme weather, public health concerns, acts of war or terrorism in the United States or worldwide;

•	the effect of tax matters on its business operations;

•	the risks associated with the ability to consummate the contemplated transaction with ascena;

•	the timing of the closing of the contemplated transaction with ascena;

•	the ability to obtain requisite regulatory and stockholder approvals related to the contemplated transaction with ascena;

•	the ability to realize anticipated benefits and synergies of the contemplated transaction with ascena; and

•	the potential impact of the announcement of, or consummation of, the contemplated transaction with ascena on relationships, including with employees, credit rating agencies, customers and competitors; the ability to retain key personnel; the ability to achieve performance targets.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

Additional Information and Where to Find It

In connection with the proposed transaction, ascena intends to file with the SEC a registration statement on Form S-4 that will include a proxy statement of the Company that also constitutes a prospectus of ascena. Investors and security holders are urged to read the proxy statement/prospectus and other relevant documents filed with the SEC, when they become available, because they will contain important information about the proposed transaction.

Investors and security holders may obtain free copies of these documents, when they become available, and other documents filed with the SEC at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by ascena by contacting ascena Investor Relations at (551) 777-6895, or by e-mail at ascenainvestorrelations@ascenaretail.com. Investors and security holders may obtain free copies of the documents filed with the SEC by the Company by contacting the Company’s Investor Relations at (212) 541-3300 ext. 3598, or by e-mail at investor_relations@ANNINC.com.

ascena and the Company and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about ascena’s directors and executive officers is available in ascena’s proxy statement for its 2014 Annual Meeting of Stockholders filed with the SEC on November 3, 2014. Information about directors and executive officers of the Company is available in the proxy statement for the Company’s 2015 Annual Meeting of Stockholders filed with the SEC on April 2, 2015. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the Merger when they become available. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from ascena or the Company using the sources indicated above.

This document and the information contained herein shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

ANN INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarters Ended May 2, 2015 and May 3, 2014

(unaudited)

Table 1.

	Quarter Ended
	May 2, 2015	May 3, 2014
	(in thousands, except per share amounts)
Net sales	$597,726	$590,592
Cost of sales	285,068	275,400

Gross margin	312,658	315,192
Selling, general and administrative expenses	283,712	288,672
Restructuring charges	6,375	17,303

Operating income	22,571	9,217
Interest and investment income/(expense), net	444	(497)
Other non-operating income, net	215	25

Income before income taxes	23,230	8,745
Income tax provision	9,678	3,562

Net income	$13,552	$5,183

Earnings per share:
Basic earnings per share	$0.30	$0.11

Weighted average shares outstanding	44,974	45,578

Diluted earnings per share	$0.29	$0.11

Weighted average shares outstanding, assuming dilution	45,383	46,043

ANN INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

May 2, 2015, January 31, 2015 and May 3, 2014

(unaudited)

Table 2.

	May 2, 2015	January 31, 2015	May 3, 2014
	(in thousands, except share amounts)
Assets
Current assets
Cash	$176,341	$207,711	$127,691
Accounts receivable	39,007	20,360	29,953
Merchandise inventories	287,690	265,022	282,912
Refundable income taxes	9,267	9,270	7,190
Deferred income taxes	33,039	26,046	32,936
Prepaid expenses and other current assets	71,915	72,489	64,206

Total current assets	617,259	600,898	544,888
Property and equipment, net	413,921	426,729	438,838
Deferred income taxes	17,310	12,119	5,142
Other assets	22,213	21,760	22,168

Total assets	$1,070,703	$1,061,506	$1,011,036

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$117,864	$134,031	$107,481
Accrued salaries and bonus	23,691	20,268	29,324
Current portion of long-term performance compensation	6,001	5,838	5,109
Accrued tenancy	34,074	36,907	37,137
Gift certificates and merchandise credits redeemable	42,809	49,146	41,801
Accrued expenses and other current liabilities	107,844	85,298	82,073

Total current liabilities	332,283	331,488	302,925
Deferred lease costs	146,943	149,658	160,180
Deferred income taxes	—	—	36
Long-term performance compensation, less current portion	7,645	11,601	7,111
Other liabilities	54,256	58,081	56,775

Commitments and contingencies

Stockholders’ equity
Common stock, $.0068 par value; 200,000,000 shares authorized; 82,563,516 shares issued	561	561	561
Additional paid-in capital	745,543	749,711	737,687
Retained earnings	860,804	847,252	784,455
Accumulated other comprehensive loss	(5,125)	(5,705)	(2,688)
Treasury stock, 36,570,817; 36,844,722 and 35,736,212 shares, respectively, at cost	(1,072,207)	(1,081,141)	(1,036,006)

Total stockholders’ equity	529,576	510,678	484,009

Total liabilities and stockholders’ equity	$1,070,703	$1,061,506	$1,011,036

ANN INC.

Brand Sales and Store Data

For the Quarters Ended May 2, 2015 and May 3, 2014

(unaudited)

Table 3.

	Quarter Ended
Sales and Comparable Sales	May 2, 2015		May 3, 2014
	Sales	Comp % (1)	Sales	Comp % (1)
	($ in thousands)
Ann Taylor brand
Ann Taylor (2)	$148,793	2.6%	$150,656	—%
Ann Taylor Factory	62,559	(14.5)%	69,293	(7.1)%

Total Ann Taylor brand	$211,352	(3.0)%	$219,949	(2.3)%

LOFT brand
LOFT (3)	$312,231	(0.7)%	$306,289	(1.8)%
LOFT Outlet	74,143	(0.2)%	64,354	(0.2)%

Total LOFT brand	$386,374	(0.6)%	$370,643	(1.6)%

Total Company	$597,726	(1.5)%	$590,592	(1.8)%

Table 3. (Continued)

	Quarter Ended
Stores and Square Footage	May 2, 2015		May 3, 2014
	Stores	Square Feet	Stores	Square Feet
	(square feet in thousands)

Ann Taylor brand
Ann Taylor	242	1,151	264	1,306
Ann Taylor Factory	118	789	111	748

Total Ann Taylor brand	360	1,940	375	2,054

LOFT brand
LOFT (4)	546	3,076	544	3,106
LOFT Outlet	128	838	113	744

Total LOFT brand	674	3,914	657	3,850

Total Company	1,034	5,854	1,032	5,904

Number of Company-operated:
Stores open at beginning of period	1,030	5,834	1,025	5,873
New stores	8	41	13	71
Downsized/expanded stores, net (5)	—	—	—	(10)
Closed stores	(4)	(21)	(6)	(30)

Stores open at end of period	1,034	5,854	1,032	5,904

Number of international franchise:
Stores open at beginning of period	3		—
New stores	3		—

International franchise stores open at end of period (6)	6		—

(1)	A store is included in comparable sales in its thirteenth month of operation. A store with a square footage change of greater than 15% is treated as a new store for the first year following its reopening.
(2)	Includes sales at Ann Taylor stores and anntaylor.com.
(3)	Includes sales at LOFT stores, LOFT.com and Lou & Grey stores.
(4)	Includes Lou & Grey stores.
(5)	During the quarter ended May 3, 2014, we downsized one Ann Taylor store and one LOFT Outlet store.
(6)	International franchise stores are not considered in brand-level or Company-operated stores and square footage data.